Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Erica Pettit / Leigh Parrish
Senior Vice President & General Counsel	General Information
201-405-2454	212-850-5600
FOR IMMEDIATE RELEASE
KID BRANDS, INC. REPORTS THIRD QUARTER 2009 RESULTS
Confirms 2009 Earnings Performance Outlook
Wayne, N.J. — November 5, 2009 — Kid Brands, Inc. (NYSE: KID), formerly known as Russ Berrie and Company, Inc., today reported financial results for the three months ended September 30, 2009 (“Q3 2009”).
Summary Results (1)(2)
•	Net sales for Q3 2009 decreased 13.9% to $60.1 million, as compared to $69.8 million for the three months ended September 30, 2008 (“Q3 2008”)

•
Net sales for the nine months ended September 30, 2009 (the “2009 YTD Period”) increased 1.5% to $176.3 million, as compared to $173.6 million for the nine months ended September 30, 2008 (the “2008 YTD Period”)

•
Net income from continuing operations for Q3 2009 was $2.9 million, or $0.13 per diluted share, as compared to net income from continuing operations of $6.0 million, or $0.29 per diluted share, for Q3 2008

•
Net loss from continuing operations for the 2009 YTD Period was $1.5 million, or ($0.07) per diluted share, as compared to net income from continuing operations of $11.8 million or $0.55 per diluted share for the 2008 YTD Period

•
Adjusted net income from continuing operations (1) was $8.0 million, or $0.37 per diluted share, for the 2009 YTD Period, as compared to $11.8 million, or $0.55 per diluted share, for the 2008 YTD Period

•
Adjusted EBITDA from continuing operations (1) was $7.6 million and $22.9 million for Q3 2009 and the 2009 YTD Period, respectively, as compared to $10.8 million and $25.8 million for Q3 2008 and the 2008 YTD Period, respectively

•	Net debt under our credit agreement was reduced by $27.3 million to $88.6 million since September 30, 2008

(1)
“Adjusted net income from continuing operations” and “Adjusted net income from continuing operations per diluted share” for each of the 2009 YTD Period and the 2008 YTD Period and “Adjusted EBITDA from continuing operations” for each of Q3 2009, Q3 2008, the 2009 YTD Period and the 2008 YTD Period are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.

(2)
As a result of the sale of the gift business on December 23, 2008, results of operations in this release present the Company’s gift business as discontinued operations for all periods and, unless stated otherwise, all financial results reflect continuing operations only.

Bruce G. Crain, Chief Executive Officer and President, commented, “We remain encouraged by the underlying fundamentals of the infant and juvenile products market, despite the currently challenging retail environment. While total sales for the quarter were lower than those in the same period of the prior year, we continued to introduce new products and make progress with respect to our product and marketing strategies. At the same time, we also maintained tight controls of variable costs and working capital. We are pleased that our continued focus on providing new placements of design-led, innovative, and quality merchandise across a variety of price points and brands appears to resonate well with core and new retailers and consumers.”
Mr. Crain concluded, “We expect that overall macroeconomic pressures will persist and consumers and retailers will remain conservative in the near term. However, we currently believe we remain on track to achieve our previously provided full year 2009 earnings performance goals, and we currently anticipate delivering non-GAAP Adjusted EBITDA above $30 million and Adjusted net income from continuing operations per diluted share above $0.50 for the full year 2009. We continue to believe that our growth strategies, strong cash flows and solid capital structure are benefiting our business now and positioning us well to achieve long-term growth.”
Q3 2009
Net sales for Q3 2009 decreased 13.9% to $60.1 million, as compared to $69.8 million for Q3 2008, largely reflecting the termination of Sassy’s MAM Distribution Agreement (the “MAM Agreement”), which accounted for $5.4 million of sales in Q3 2008, as well as a 16.0% decline in Kids Line sales in Q3 2009 as compared to Q3 2008. This decrease was partially offset by strong sales growth at LaJobi compared to Q3 2008.
Gross profit in Q3 2009 was $18.5 million, or 30.7% of net sales, compared to $22.6 million, or 32.4% of net sales, for Q3 2008. The decline in gross margins, both in dollars and as a percentage of sales, was largely attributable to: (i) sales mix changes resulting in higher sales of lower margin products, including higher sales of licensed products, such as Carters® and Graco® brand products, and (ii) increases in mark downs and advertising allowances provided to support retail sales or promotions in light of the economic environment.
Selling, general and administrative expenses for Q3 2009 were $12.1 million, or 20.1% of net sales, compared to $13.4 million, or 19.2% of net sales, in Q3 2008. SG&A expenses on an absolute basis decreased as a result of focused efforts to control spending throughout the Company’s operations, as well as workforce reductions implemented by Sassy in late 2008, partially offset by increased investments for trade shows and other business-building efforts. Only LaJobi experienced higher SG&A expenses on an absolute basis, driven by higher sales volume for the period. SG&A expenses as a percentage of net sales increased from Q3 2008 to Q3 2009 due to the impact of fixed costs on a lower sales base.

The income tax provision from continuing operations for Q3 2009 was $1.9 million as compared to $1.1 million for Q3 2008. The Company’s effective tax rate for Q3 2009 was 40.0% compared to 15.9% for Q3 2008. The Q3 2008 effective tax rate differed from the statutory rate primarily due to the release of a portion of the Company’s tax reserve due to the closing of the statute of limitations.
As a result of the foregoing, reported net income for Q3 2009 was $2.9 million, or $0.13 per diluted share, compared to reported net income of $8.2 million, or $0.39 per diluted share, for Q3 2008. The reported net income for Q3 2008 includes net income from continuing operations of $6.0 million, or $0.29 per diluted share, and net income from discontinued operations of $2.2 million, or $0.10 per diluted share.
At September 30, 2009, outstanding bank debt was $88.6 million, which reflects the pay down of approximately $12.7 million of debt since December 31, 2008, and approximately $27.3 million over the trailing 12-month period ended September 30, 2009.
2009 YTD Period
Net sales for the 2009 YTD Period increased 1.5% to $176.3 million, as compared to $173.6 million for the 2008 YTD Period, largely reflecting the inclusion of $26.7 million in sales generated by LaJobi and CoCaLo in the first quarter of 2009, which were not included in the comparable period in 2008 (as each was acquired in April 2008). This was partially offset by the loss of $16.4 million of sales generated by the MAM Agreement during the 2008 YTD Period, as well as sustained conservative retailer ordering at Kids Line and Sassy associated with the economic environment during 2009.
Reported net loss for the 2009 YTD Period was $1.5 million, or ($0.07) per diluted share, compared to a reported net loss of $1.9 million, or ($0.09) per diluted share, for the 2008 YTD Period. The reported net loss for the 2009 YTD Period includes non-cash charges of $15.6 million in connection with assets related to the sale of the Company’s gift business. The reported net loss for the 2008 YTD Period includes net income from continuing operations of $11.8 million, or ($0.55) per diluted share, and a net loss from discontinued operations of $13.7 million, or ($0.64) per diluted share.
Adjusted net income from continuing operations* was $8.0 million, or $0.37 per diluted share, for the 2009 YTD Period, as compared to $11.8 million, or $0.55 per diluted share, for the 2008 YTD Period.

*
“Adjusted net income from continuing operations” and “Adjusted net income from continuing operations per diluted share” are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.

Conference Call Information
The conference call, which will be held at 10:00 a.m. ET today, November 5, 2009, may be accessed by dialing 800-254-5933 or 973-409-9255, access code: 39142289. Additionally, a webcast of the call can be accessed at www.kidbrandsinc.com, http://phx.corporate-ir.net/playerlink.zhtml?c=114140&s=wm&e=2524962 or at www.earnings.com. A replay of the call will be available through November 12, 2009, by dialing 800-642-1687 or 706-645-9291, access code: 39142289. In addition, the webcast of the call will be archived online shortly after the conference call for 90 days.
Non-GAAP Information
In this release, certain financial measures for each of Q3 2009 and the 2009 YTD Period, and Q3 2008 and the 2008 YTD Period, are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All “Adjusted net income from continuing operations”, “Adjusted net income from continuing operations per diluted share”, and “Adjusted EBITDA from continuing operations” in this release are non-GAAP financial measures.
Adjusted EBITDA from continuing operations is defined as net income/(loss) from continuing operations plus provision for interest expense, income taxes, depreciation, amortization, and other non-cash, special or non-recurring charges from continuing operations, as described below.
As a result of a number of impairment indicators that arose primarily during the second quarter of 2009, the Company recorded aggregate non-cash charges of $15.6 million in connection with assets related to the sale of its gift business. These charges consisted of: (i) a charge of $10.3 million, to reserve against the difference between a note receivable from The Russ Companies (“TRC”), the buyer of the gift business, and deferred revenue liability; and (ii) impairment charges of $4.5 million and $0.8 million against the Company’s 19.9% equity interest in TRC and the Company’s Applause® trade name, respectively (such charges, collectively, the “Gift Charges”).
Adjusted net income from continuing operations, Adjusted net income from continuing operations per diluted share, and Adjusted EBITDA from continuing operations for the 2009 YTD Period excludes the Gift Charges. With respect to Adjusted net income from continuing operations and Adjusted net income from continuing operations per diluted share for the 2009 YTD Period, effect has also been given to related tax benefits associated with such Gift Charges by applying an assumed 39% effective tax rate. Adjusted net income per diluted share for the 2009 YTD Period also includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation, as reported, because the Company was in a net loss position, and the inclusion of such shares would have been anti-dilutive). Adjusted EBITDA from continuing operations for Q3 2009 and Q3 2008 also excludes non-cash, stock- based compensation expense of approximately $0.47 million and $0.45 million, respectively, and Adjusted EBITDA from continuing operations for each of the 2009 and 2008 YTD Periods excludes non-cash, stock-based compensation expense of $1.4 million. Adjusted EBITDA from continuing operations for Q3 2008 and the 2009 and 2008 YTD Periods further exclude specified transaction costs related to the sale of our gift business. Adjusted EBITDA from continuing operations for the 2009 YTD Period excludes specified severance costs.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from its business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure the performance of the Company. These non-GAAP financial measures result largely from our management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of our business. In addition, management believes that excluding the impact of expensing equity compensation and the related effects of applying ASC Topic 718 “Compensation — Stock Compensation” provides supplemental measures that will facilitate comparisons between periods before and during when such expenses are incurred. As a result, the non-GAAP financial measures presented by us in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the table attached to this press release.
Kid Brands, Inc.
Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.
The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and decor (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products pursuant to various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrandsinc.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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KID BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$60,085	$69,803	$176,329	$173,646

Cost of sales	41,613	47,192	122,289	115,883

Gross profit	18,472	22,611	54,040	57,763

Selling, general and administrative expenses	12,069	13,404	35,686	35,814

Impairment and valuation reserve	—	—	15,620	—

Operating income	6,403	9,207	2,734	21,949

Other (expense)/income:
Interest expense, including amortization and Write-off of deferred financing costs	(1,559)	(2,063)	(5,452)	(5,669)
Interest and investment income	—	29	10	111
Other, net	(67)	(53)	136	217

	(1,626)	(2,087)	(5,306)	(5,341)

Income/(loss) from continuing operations before income tax/(benefit) provision	4,777	7,120	(2,572)	16,608

Income tax/(benefit) provision	1,909	1,129	(1,087)	4,830

Income/(loss) from continuing operations	2,868	5,991	(1,485)	11,778

Discontinued operations:
Income/(loss) from discontinued operations	—	1,063	—	(15,622)
Income tax/(benefit) from discontinued operations	—	(1,151)	—	(1,910)

Income/(loss) from discontinued operations, net of tax	—	2,214	—	(13,712)

Net income/(loss)	$2,868	$8,205	$(1,485)	$(1,934)

Basic earning/(loss) per share:
Continuing operations	$0.13	$0.29	$(0.07)	$0.55
Discontinued operations	—	0.10	—	(0.64)

	$0.13	$0.39	$(0.07)	$(0.09)

Diluted earning/(loss) per share:
Continuing operations	$0.13	$0.29	$(0.07)	$0.55
Discontinued operations	—	0.10	—	(0.64)

	$0.13	$0.39	$(0.07)	$(0.09)

Weighted average shares:
Basic	21,371,000	21,300,000	21,370,000	21,300,000

Diluted	21,770,000	21,310,000	21,370,000	21,300,000

KID BRANDS, INC.
CONSOLIDATED BALANCE SHEET DATA
(Dollars in Thousands)

	September 30,	December 31,
	2009	2008

Cash and cash equivalents	$2,014	$3,728

Accounts receivable, net	38,406	39,509

Inventories, net	39,936	47,169

Other current assets	3,201	4,208

Long-term assets	117,139	140,820

Total assets	$200,696	$235,434

Short-term debt	$31,858	$27,047

Other current liabilities	30,947	42,521

Long-term liabilities	59,713	87,990

Total liabilities	122,518	157,558

Shareholders’ equity	78,178	77,876

Total liabilities and shareholders’ equity	$200,696	$235,434

KID BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Except for Share and Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
To arrive at Adjusted net income/(loss) from continuing operations and Adjusted net income/(loss) from continuing operations per share (1):
Net income/(loss) from continuing operations, as reported			$(1,485)	$11,778
Add: Impairment and valuation reserve			15,620	—
Less: Tax impact of above item (using assumed 39% effective rate)			(6,092)	—

Adjusted net income from continuing operations			8,043	11,778

Adjusted net income from continuing operations per diluted share			0.37	0.55

Weighted-average diluted shares outstanding, as reported (2)			21,370,000	21,300,000

Weighted-average diluted shares outstanding, as adjusted (2)			21,678,085	21,300,000

To arrive at EBITDA from continuing operations:
Net income/(loss) from continuing operations, as reported	$2,868	$5,991	$(1,485)	$11,778
Add: Impairment and valuation reserve	—	—	15,620	—
Add: Net income tax provision	1,909	1,129	(1,087)	4,830
Add: Net interest expense, including amortization and write-off of deferred financing costs	1,559	2,063	5,452	5,669
Add: Depreciation and amortization	815	639	2,514	1,467
Add: Stock-based compensation expense	468	451	1,413	1,357
Add: Transaction costs related to gift sale	—	563	88	692
Add: Severance costs	—	—	394	—

EBITDA from continuing operations	$7,619	$10,836	$22,909	$25,793

(1)	Net income/(loss) from continuing operations for the 2008 YTD Period is shown for comparative purposes only, and does not include any adjustments.

(2)
For the nine months ended September 30, 2009, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because inclusion of such shares would have been anti-dilutive.